EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

August 29, 2014

Vectren Corp. Closes Sale of Its
Wholly Owned Coal Mining Subsidiary, Vectren Fuels

Evansville, Ind. - Vectren Corporation (Vectren, NYSE: VVC) announced today the closing of the sale of its wholly owned coal mining subsidiary, Vectren Fuels, Inc., to Sunrise Coal, LLC (Sunrise Coal), an Indiana-based wholly owned subsidiary of Hallador Energy Company (NASDAQ: HNRG), which owns and operates coal mines in the Illinois Basin. On July 1, 2014, the two companies announced they had reached an agreement on the sale, and today marks the official closing of the transaction.

Prior to the sale, Vectren Fuels, headquartered in Evansville, Ind., owned three underground coal mines in southwestern Indiana, including two mines in Oaktown, Ind., and one in Petersburg, Ind.

The sales price is $296 million in cash, plus a $24 million change in working capital from Dec. 31, 2013, until the Aug. 29, 2014 closing of the transaction and is further subject to a final working capital settlement in 90 days. The after-tax net proceeds from the sale are estimated to be $280 million. The proceeds will be used initially to retire $200 million in outstanding Vectren Capital bank term loans and to pay down outstanding short-term debt. Additional long-term debt refinancing opportunities are available in the next year or two, through normal maturities, to further realize additional interest savings. At June 30, 2014, a loss on the transaction of $20 million was recorded. After all costs related to the transaction through the date of close are reflected, the final loss on the transaction is estimated to be approximately ($20) to ($22) million, or ($0.24) to ($0.26) per share. Operating results for 2014, through the date of close, are estimated to be a loss of ($1.0) to ($2.0) million.

Following prior sales of its retail gas marketing and wholesale gas marketing businesses in 2011 and 2013, respectively, now that the sale of Vectren Fuels is closed, the company has fully exited its nonutility commodity-related businesses.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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